SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Gateway Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 15, 2003

Dear Gateway Energy Stockholders:

        On May 8, 2003, John J. Buterin, one of our stockholders in Kansas City, Missouri, filed a Preliminary Proxy Statement in opposition to our April 21, 2003 proxy statement. Mr. Buterin seeks to elect himself, his personal attorney, Thomas G. Stoll, and his friend, Philip A. Wilson, to the Gateway Energy Board of Directors.

        Although Mr. Buterin may not, at this time, legally solicit your proxy in favor of his slate, we believe there are some statements made in Mr. Buterin's preliminary proxy statement which are not true and are misleading.

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  Mr. Buterin claims that Gateway Energy owes him approximately $900,000. This is simply not true. Mr. Buterin apparently made an investment in some Gateway Energy preferred stock over six years ago, entered into some debt obligations in connection with that investment and that investment has apparently not turned out to his liking. Mr. Buterin is attempting to turn his obligation into a Gateway Energy obligation. There are no documents known to Gateway Energy which would support his claim.

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  Because Mr. Buterin does not set forth any specific proposals or reasons why he wants to elect three members to your Board of Directors, we can only assume that he wants to attempt to convince the other members of your Board of Directors to assume his debt. This debt assumption would be made at the expense of all of the stockholders except Mr. Buterin.

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  All of the current members of your Board of Directors, except for Scott Heflin and myself are independent, non-management directors. The Audit Committee currently has three independent directors as its sole members. We are at a loss to understand, from Mr. Buterin's preliminary proxy statement, why he believes he, his personal lawyer and his friend Mr. Wilson can better monitor the proceedings of the Board, how they can provide independent representation and why their representation will be in the best interest of Gateway Energy and the stockholders.

        I urge you to carefully consider these matters before you take any action to revoke or change your proxy or give a proxy to Mr. Buterin.

Sincerely, /s/ Michael T. Fadden Michael T. Fadden President and CEO

500 Dallas, Suite 2615 • Houston, Texas 77002 • (713) 336-0844 • Fax (713) 336-0855